Exhibit 99.1

NATURE’S SUNSHINE PRODUCTS REPORTS RECEIPT OF NONCOMPLIANCE NOTICE FROM NASDAQ

PROVO, UTAH, March 24, 2006 – Nature’s Sunshine Products Inc. (NASDAQ:NATRE) announced today that, on March 21, 2006, it received notice from The Nasdaq Stock Market that, because the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 was not filed with the Securities and Exchange Commission by March 16, 2006, the Company is not in compliance with Marketplace Rule 4310(c)(14). As was previously disclosed, the Company has not been in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not filed a complete quarterly report on Form 10-Q for the quarter ended September 30, 2005. However, the Nasdaq Listing Qualifications Panel granted the Company an extension until March 31, 2006 to file its complete Form 10-Q. The Company’s delayed filing of its Form 10-K serves as an additional basis for delisting the Company’s common stock from the Nasdaq National Market.

The Company has previously disclosed in filings with the Securities and Exchange Commission that, because of issues raised in the Company’s ongoing internal investigation, the Company does not expect to be able to meet the March 31, 2006 10-Q filing deadline set by the Panel for filing the Company’s September 30, 2005 Form 10-Q nor does the Company expect to file its annual report on Form 10-K for the fiscal year ended December 31, 2005 on or before March 31, 2006. The Company intends to consider seeking an extension to file both the Form 10-Q and the Form10-K. However, no assurance can be made that the Company will be granted any further extension and, therefore, the Company’s common stock may be subject to delisting from the Nasdaq National Market. If the Company’s common stock is delisted from the Nasdaq National Market, the liquidity of its common stock would be adversely impacted and the Company may experience other adverse consequences resulting from the delisting and the failure to file periodic reports.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s request to remain listed and its anticipated filing of periodic reports with the Securities and Exchange Commission, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties, and factors include, but are not limited to, the results of the Company’s ongoing internal investigation, the impact of the delisting of the Company’s common stock and failure to file periodic reports and foreign business risks, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

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